Exhibit 10.1

25 November 2019
Eiger BioPharmaceuticals, Inc.
2155 Park Boulevard
Palo Alto, CA 94306
Ingrid Choong, Ph.D.
Re:    Employment Terms
Dear Dr. Choong,
Eiger BioPharmaceuticals, Inc. (“Eiger” or the “Company”) is pleased to offer the following terms to govern your continued employment in this Letter Agreement (“Agreement”).
Duties, Compensation and Benefits
You will continue to serve as the Senior Vice President, Clinical Development, reporting to the Chief Executive Officer. You will work at our facility located at 2155 Park Boulevard in Palo Alto, California.
Your salary will be $300,000 per year, less payroll deductions and withholdings. You will be paid semimonthly, or in accordance with Company’s compensation practices for other employees in place at the time.
In addition, you will be eligible for an annual bonus, targeted at 30% of your base salary, subject to applicable payroll deductions and withholdings (“Bonus”). Whether you receive this Bonus, and the amount of any such Bonus, will be determined by the Company in its sole discretion based upon your performance, the Company’s performance and such other criteria that the Company deems relevant. Any Bonus shall be paid within thirty (30) days after the Company’s determination that a Bonus shall be awarded. You will be eligible to earn a Bonus for any full calendar year provided that you remain employed by the Company as of December 31 of that year.
As an exempt salaried employee, you will be expected to be available and working during the Company’s regular business hours, and without additional compensation, for such extended hours or additional time as appropriate to manage your responsibilities. The Company reserves the right to reasonably require you to perform your duties at places other than its Palo Alto facility from time to time, and to require reasonable business travel, including international travel, at the Company’s expense.
You will be eligible for the following standard Company benefits: medical insurance, paid time off (PTO), 401(K), Employee Stock Purchase Plan (ESPP) and holidays. Details about these benefits are provided in the Employee Handbook and Summary Plan Descriptions, available for your review. Eiger may change compensation and benefits from time to time in its discretion.
The Company’s Board of Directors (the “Board”), has previously, under the Eiger Equity Incentive Plan (the “Plan”), granted you options to purchase shares (the “Option”) of the Company’s Common Stock at fair market value as determined by the Board as of the date of grant. In addition, you will be eligible for future equity awards granted in accordance with the Company’s plans as in effect from time to time at levels commensurate with your position and

Exhibit 10.1
responsibilities and subject to such terms as shall be determined by the Board or one of its committees in its or their sole discretion.
As an Eiger employee, you will be expected to abide by Company rules and policies, and acknowledge in writing that you have read the Company’s Employee Handbook. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement, which prohibits unauthorized use or disclosure of Eiger proprietary information, among other obligations.
In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.
At Will Employment
Your employment with the Company will be “at-will.” You may terminate your employment with Eiger at any time and for any reason whatsoever simply by notifying Eiger. Likewise, Eiger may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of Eiger.
Payments upon Termination other than without Cause or with Good Reason
Upon termination of your employment for any reason other than by the Company without Cause or by you with Good Reason, you shall be paid all accrued but unpaid Base Salary, any earned but unpaid Bonus, reimbursement for business expenses incurred by you but not yet paid to you as of the date your employment terminates, and all accrued but unused vacation (collectively, the “Accrued Payments”). Any unvested Company equity awards that you hold, including any unvested options and restricted stock units (collectively, “Outstanding Equity”), shall terminate as of your termination date.
Termination without Cause or with Good Reason
If, after you complete nine (9) months of employment with the Company, the Company terminates your employment without Cause (as defined below) or you resign for Good Reason (as defined below), and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), then subject to your obligations below, you shall be entitled to receive the following severance benefits:
(i)an amount equal to nine (9) months of your then current base salary and pro-rata target bonus, less all applicable withholdings and deductions, paid over such nine (9) month period, on the schedule described below (the “Salary Continuation”); and
(ii)if you timely elect continued coverage under COBRA for yourself and your covered dependents, then the Company shall pay the COBRA premiums

Exhibit 10.1
necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the nine (9) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.
Change in Control
If there is a Change in Control (as defined below), and within the date ninety (90) days before the closing of a Change in Control and ending on the date one (1) year after the effective date of that Change in Control, the Company terminates your employment without Cause (as defined below), and other than as a result of your death or disability, or you resign for Good Reason (as defined below), and provided such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive the following benefits:
(iii)acceleration of the vesting of the Outstanding Equity as of the date of termination as to 100% of the then-unvested Outstanding Equity, any Outstanding Equity that is subject to performance-based vesting conditions will be deemed to have been achieved at target, and you shall have 12 months from the date of termination in which to exercise your shares subject to any option the Accelerated Vesting;
(iv)an amount equal to twelve (12) months of your then current base salary and pro-rata target bonus, less all applicable withholdings and deductions, paid in lump sum on the date your employment terminates;
(v)if you timely elect continued coverage under COBRA for yourself and your covered dependents, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment. If you become eligible for coverage under another employer’s group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease.
Your receipt of any of the severance benefits set forth above is conditional upon your continuing to comply with your legal and contractual obligations to the Company and your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company within 60 days following your termination date. The Salary Continuation will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings over the period outlined above following the date of your termination date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service. On the 60th day following your Separation from Service, the Company will pay you in a lump sum the Salary Continuation that you would have received on or prior to such date under the original schedule but for the delay while waiting for

Exhibit 10.1
the 60th day in compliance with Code Section 409A and the effectiveness of the release, with the balance of the Salary Continuation being paid as originally scheduled.
Definitions
A “Change in Control” shall mean any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the capital stock of the Company immediately prior to such consolidation, merger or reorganization, represents less than 50% of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; any transaction or series of related transactions to which the Company is a party in which in excess of fifty percent (50%) of the Company’s voting power is transferred; or the sale of 50% of the gross value or more of the assets of Company to an unrelated party; provided that a Change in Control shall not include (x) any consolidation or merger effected exclusively to change the domicile of the Company, or (y) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is cancelled or converted or a combination thereof approved by two-thirds of the outstanding shares of preferred stock of the Company.
For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following without your prior written consent: (i) relocation of your principal place of employment of over 35 miles from your then-current principal place of employment immediately prior to such relocation; (ii) a material and adverse change in your authority, duties, or responsibilities, or (iii) a reduction in your Base Salary or Bonus target percentage of Base Salary, unless the salaries or bonus target percentages of all other vice presidents of the Company are correspondingly and proportionately reduced. You cannot terminate your employment for Good Reason unless you have provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within thirty (30) days after the existence of such event, and the Company has had at least thirty (30) days from the date on which such notice is provided to cure such circumstances, and you resign his employment within thirty (30) days after the end of such cure period.
For purposes of this Agreement, “Cause” shall mean that in the reasonable determination of the Board, you commit any felony or crime involving moral turpitude, participate in any fraud against the Company, willfully breach your duties to the Company, wrongfully disclose any trade secrets or other confidential information of the Company, or materially breach any material provision of the Agreement, the Employee
Confidential Information and Inventions Assignment Agreement or any other agreement entered into with the Company.
Section 280G of the Code
If any payment or benefit (including payments and benefits pursuant to this Agreement) that you would receive in connection with a Change in Control from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to you, which of the following two alternative forms of payment would result in your receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that you receive the largest payment possible without the

Exhibit 10.1
imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) you shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner that results in the greatest economic benefit to you as determined in this paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata. Unless you and the Company otherwise agree in writing, any determination required under this paragraph shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this paragraph. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this paragraph as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code.
Section 409A
It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A 1(b)(4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.
Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred.
Arbitration
You and the Company agree that any and all disputes, claims, or causes of action, in law or equity, including but not limited to statutory claims, arising from or relating to the enforcement, breach, performance, or interpretation of this Agreement, your employment with the Company,

Exhibit 10.1
or the termination of your employment, shall be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes before a single arbitrator (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You acknowledge that by agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended. In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS arbitration fees in excess of the administrative fees that you would be required to pay if the dispute were decided in a court of law. Nothing in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.
Miscellaneous
This offer is contingent upon a background check clearance, reference check, and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.
This letter, together with your Employee Proprietary Information and Inventions Agreement, forms the complete and exclusive statement of your employment agreement with Eiger. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of Eiger.
Please sign and date this letter if you wish to accept these terms to govern your employment at Eiger.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

/s/ David Cory
David Cory

Exhibit 10.1
President and Chief Executive Officer
Accepted:
/s/ Ingrid-Choong
Ingrid-Choong
11/25/2019
Date